Filed Pursuant to Rule 424(b)(3)
Registration No: 333-59482

Prospectus Supplement
(To Prospectus dated May 10, 2001)

Associated Banc-Corp InterNotes®

We may offer to sell our Associated Banc-Corp InterNotes® from time to time. The specific terms of each issue of InterNotes® are set prior to the time of sale and will be described in a separate pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest. The applicable pricing supplement will specify the purchase price, agent discounts and commissions and net proceeds for any offering of subordinated notes.

We may offer the subordinated notes to or through agents for resale. The agents are not required to sell any specific amount of subordinated notes but will use their reasonable best efforts to sell the subordinated notes. We also may offer the subordinated notes directly. We have not set a date for the termination of our offering.

The agents have advised us that from time to time they may purchase and sell subordinated notes in the secondary market, but they are not obligated to make a market in the subordinated notes and may suspend or completely stop that activity at any time. Unless otherwise specified in the applicable pricing supplement, we do not intend to list the subordinated notes on any stock exchange.

THE SUBORDINATED NOTES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS IN OUR SUBSIDIARY BANK, ARE NOT GUARANTEED BY OUR SUBSIDIARY BANK AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Potential purchasers of the subordinated notes should read and consider the information set forth in “Risk Factors” on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Associated Banc-Corp may use this prospectus supplement and the accompanying prospectus in connection with the initial sale of these securities.

Joint Lead Managers and Lead Agents

Banc of America Securities LLC	Incapital LLC

Agents

Robert W. Baird & Co.
Charles Schwab & Co., Inc.
Citi
Merrill Lynch & Co.
UBS Investment Bank
Wachovia Securities

Prospectus Supplement dated September 4, 2008

Prospectus Supplement

Prospectus

InterNotes® is a Registered Trademark of Incapital Holdings LLC.

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

We may use this prospectus supplement, together with the accompanying prospectus, a pricing supplement or any other offering material, to offer subordinated notes from time to time. This prospectus supplement and the accompanying prospectus also may be used in market-making transactions, as described under the heading “PLAN OF DISTRIBUTION.”

This prospectus supplement provides you with a general description of the subordinated notes we may offer. A pricing supplement or other offering material will specify the specific terms of each issue of subordinated notes. If information in this prospectus supplement, the related pricing supplement or any other offering material related to an offering of subordinated notes is inconsistent with that in the accompanying prospectus, the conflicting information in the accompanying prospectus will not apply and you should not rely upon the information contained therein.

Before you agree to purchase any subordinated notes, you should read this prospectus supplement, the accompanying prospectus, any pricing supplement and any other offering material together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION ABOUT US”.

In this prospectus supplement and the accompanying prospectus, us, we and the company refer to Associated Banc-Corp. When we refer to the prospectus, we mean the prospectus dated May 10, 2001 accompanying this prospectus supplement.

YOU SHOULD RELY ONLY ON THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE APPLICABLE PRICING SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents that are incorporated by reference herein may contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other ”forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements.

Before you invest in our subordinated notes, you should be aware that the occurrence of the events discussed under the caption “Risk Factors” in our 2007 Annual Report on Form 10-K, and elsewhere in this prospectus supplement and in the information incorporated by reference herein, could have a material and adverse effect on our business, results of operations and financial condition. These factors, many of which are beyond our control, include the following:

•	operating, legal and regulatory risks;

•	economic, political, and competitive forces affecting our banking, securities, asset management, insurance, and credit services businesses;

•	integration risks related to acquisitions;

•	impact on our net interest income from changes in monetary policy and general economic conditions; and

•	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The forward-looking statements contained or incorporated by reference in this prospectus supplement relate only to circumstances as of the date on which the statements are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

iii

SUMMARY

This section summarizes the legal and financial terms of the subordinated notes that are described in more detail in “Description of InterNotes®”. Specific terms of any particular subordinated notes are set at the time of sale and are contained in the pricing supplement relating to those subordinated notes. That pricing supplement may also add to or update the information contained in this prospectus supplement or the accompanying prospectus. You should read the more detailed information appearing in this prospectus supplement, the accompanying prospectus and in the pricing supplement before you decide to purchase any of the subordinated notes.

Issuer	Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304; phone (920) 491-7000

Purchasing Agent	The purchasing agent is Incapital LLC.

Joint Lead Managers and Lead Agents	The joint lead managers and lead agents are Banc of America Securities LLC and Incapital LLC.

Agents	The agents include:

Robert W. Baird & Co. Incorporated Charles Schwab & Company, Incorporated
Citigroup Global Markets Inc.
Merrill Lynch, Pierce Fenner & Smith Incorporated
UBS Securities LLC
Wachovia Securities, LLC

Title of Subordinated Notes	Associated Banc-Corp InterNotes®

Amount	$100,000,000

Denominations	The subordinated notes will be issued and sold in denominations of $1,000 and multiples of $1,000 (unless otherwise stated in the pricing supplement).

Status	The subordinated notes will be our direct unsecured general obligations. The subordinated notes will be subordinated and junior in right of payment to all our senior indebtedness and, in certain circumstances relating to our dissolution, winding up, liquidation or reorganization, to all of our other financial obligations (as defined in our indenture governing the subordinated notes). The subordinated notes will rank equally with our other unsecured subordinated debt.

There are no limitations on our ability to issue additional indebtedness in the form of InterNotes® or otherwise.

We have structured the subordinated notes to qualify as Tier 2 capital for bank regulatory purposes. Under current rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), in order for subordinated debt of a bank holding company to be included in its calculation of Tier 2 capital, such debt must meet certain criteria which the Federal Reserve has determined are necessary for safe and sound banking practices. Through published interpretations, the Federal Reserve has explicitly stated that in order for a bank holding company to include subordinated debt in capital, such debt may not contain provisions permitting debt holders to accelerate payment of principal upon the occurrence of any event other than bankruptcy, insolvency, reorganization, or an appointment of a receiver or include covenants that would adversely affect liquidity or unduly restrict management’s flexibility to manage the organization in times of financial difficulty, such as limitations on additional borrowings, sales or dispositions of assets or changes in control.

Maturities	The subordinated notes are due five years or more from the date of issue.

Interest	Each subordinated note bears interest from the issue date at either a fixed or floating rate of interest. Any floating interest rate formula would be based on:

• LIBOR;

• the Treasury rate;

• the prime rate;

• the Federal Funds rate; or

• another index described in the applicable pricing supplement.

Interest on each subordinated note is payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the maturity date. Interest also will be paid on the date of redemption if a subordinated note is redeemed prior to maturity.

Principal	The principal amount of the subordinated notes is payable on the maturity date at the corporate trust office of the paying agent or at any other place we may designate.

Redemption	Unless stated in the applicable pricing supplement, the subordinated notes are not redeemable at our option or repayable at the option of the holder prior to the maturity date; and

The subordinated notes are not subject to any sinking fund.

Acceleration of Principal	Payment of principal of our subordinated notes will be accelerated only in the event of our bankruptcy, insolvency, reorganization or an appointment of a receiver. Acceleration of payment of our principal is not available if we default in the payment of principal or any premium or interest or we default in the performance of any of our covenants contained in the indenture governing our subordinated notes.

Sale and Clearance	We will sell the subordinated notes in the United States only. The subordinated notes will be issued in book-entry only form and clear through The Depository Trust Company, or DTC. We do not intend to issue subordinated notes in certificated form.

Trustee	The trustee for the subordinated notes is The Bank of New York Mellon Trust Company, National Association.

Selling Group	The selling group for the subordinated notes is comprised of the agents named on the cover of this prospectus supplement and certain other broker-dealers and securities firms. The purchasing agent and the agents have entered into a Selling Agent Agreement with us. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the purchasing agent. The agents and the dealers have agreed to market and sell the subordinated notes in accordance with the terms of those respective agreements. You may contact the purchasing agent at info@incapital.com for a list of selling group members.

DESCRIPTION OF ASSOCIATED BANC-CORP

General

We are a bank holding company registered pursuant to the Bank Holding Company Act of 1956, as amended. We were incorporated in Wisconsin in 1964 and were inactive until 1969 when we received permission from the Board of Governors of the Federal Reserve System to acquire three banks. At June 30, 2008, we owned one nationally chartered commercial bank headquartered in Wisconsin, serving local communities predominantly within our three state footprint (Wisconsin, Illinois and Minnesota) and, measured by total assets held at June 30, 2008, we were the second largest commercial bank holding company headquartered in Wisconsin. At June 30, 2008, we owned one nationally chartered trust company headquartered in Wisconsin, serving clients throughout our three state footprint. We also owned 28 limited purpose banking and nonbanking subsidiaries located in Arizona, California, Illinois, Minnesota, Nevada, Vermont and Wisconsin, that are closely related or incidental to the business of banking.

We provide our subsidiaries with leadership, as well as financial and managerial assistance in areas such as corporate development, auditing, marketing, legal/compliance, human resources management, risk management, facilities management, security, purchasing, credit administration, asset and liability management and other treasury-related activities, budgeting, accounting and other finance support.

Responsibility for the management of the subsidiaries remains with their respective boards of directors and officers. Services rendered to the subsidiaries by us are intended to assist the management of these subsidiaries to expand the scope of services offered by them. At June 30, 2008, our bank subsidiary, Associated Bank, N.A., provided services through approximately 300 locations in over 180 communities.

Services

Through our banking subsidiary and various nonbanking subsidiaries, we provide a broad array of banking and nonbanking products and services to individuals and businesses in the communities we serve. We organize our business into two reportable segments: Banking and Wealth Management. Our banking and wealth management activities are conducted predominantly in Wisconsin, Minnesota and Illinois, and are primarily delivered through branch facilities in this tri-state area, as well as supplemented through loan production offices, supermarket branches, a customer service call center and 24-hour phone-banking services, an interstate Automated Teller Machine (ATM) network, and internet banking services. The banking segment represented approximately 90%, 90%, 90% and 91% of total revenues for the six months ended June 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively. Our profitability is significantly dependent on the net interest income, noninterest income, the level of the provision for loan losses, noninterest expense, and related income taxes of our banking segment.

Banking consists of lending and deposit gathering (as well as other banking-related products and services) to businesses, governments and consumers, and the support to deliver, fund and manage those banking services. We offer a variety of loan and deposit products to retail customers, including but not limited to: home equity loans and lines of credit, residential mortgage loans and mortgage refinancing, education loans, personal and installment loans, checking, savings, money market deposit accounts, IRA accounts, certificates of deposit and safe deposit boxes. As part of our management of originating and servicing residential mortgage loans, nearly all of our long-term, fixed-rate residential real estate mortgage loans are sold in the secondary market with servicing rights retained. Loans, deposits and related banking services to businesses (including small and larger businesses, governments/municipalities, metro or niche markets, and companies with specialized lending needs such as floor plan lending or asset-based lending) primarily include, but are not limited to: business checking and other business deposit products, business loans, lines of credit, commercial real estate financing, construction loans, letters of credit, revolving credit arrangements, and to a lesser degree business credit cards and equipment and machinery leases. To further support business customers and correspondent financial institutions, we provide safe deposit and night depository services, cash management, international banking, as well as check clearing, safekeeping, and other banking-based services.

The wealth management segment provides products and a variety of fiduciary, investment management, advisory and corporate agency services to assist customers in building, investing or protecting their wealth. Customers include individuals, corporations, small businesses, charitable trusts, endowments, foundations and institutional investors. The wealth management segment represented approximately 10%, 10%, 10% and 9% of total revenues for the six months ended June 30, 2008 and the years ended December 31, 2007, 2006 and 2005, respectively. The wealth management segment is comprised of a full range of personal and business insurance products and services (including life, property, casualty, credit and mortgage insurance, fixed annuities, and employee group benefits consulting and administration); full-service investment brokerage, variable annuities, and discount and on-line brokerage; and trust/asset management, investment management, administration of pension, profit-sharing and other employee benefit plans, personal trusts, and estate planning.

We are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on us. No material portion of our business is seasonal.

Our principal executive office is located at 1200 Hansen Road, Green Bay, Wisconsin 54304. Our phone number is (920) 491-7000.

RISK FACTORS

Your investment in the subordinated notes will involve certain risks. This prospectus supplement does not describe all of those risks. Neither we nor the agents are responsible for advising you of these risks now or as they may change in the future.

In consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the subordinated notes is suitable for you. The subordinated notes are not an appropriate investment for you if you are not knowledgeable about the significant elements of the subordinated notes or financial matters in general. You should not purchase subordinated notes unless you understand and know you can bear these investment risks.

We have a Substantial Amount of Indebtedness, which could Limit Financing and Other Options and Adversely Affect our Ability to Make Payments on the Subordinated Notes.

We have indebtedness that is substantial in relation to our shareholders’ equity. As of June 30, 2008, on a pro forma basis after giving effect to the issuance of the full amount of the subordinated notes initially authorized to be issued pursuant to this prospectus supplement, we and our subsidiary bank had total debt of approximately $6.5 billion and had shareholders’ equity of approximately $2.4 billion.

Our substantial indebtedness could have important consequences, including:

•	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

•	restricting our flexibility in responding to changing market conditions or making us more vulnerable to financial distress in the event of a general downturn in economic conditions or our business;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes including expansion through acquisitions, marketing and expansion of our product offerings; and

•	we may be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

The subordinated notes will be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries. Additionally, our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on the financial and operating performance of Associated Bank, N.A., our principal subsidiary, which in turn is subject to prevailing economic conditions, the availability of, and interest rates on, short-term financing, and financial, business and other factors beyond our control. Our ability to make payments of interest and principal on the subordinated notes will be dependent primarily upon the receipt of dividends and other payments from Associated Bank, N.A.

We may Incur Additional Indebtedness.

The indenture governing the subordinated notes does not prohibit us from incurring additional indebtedness in the future. We are also permitted to incur additional senior indebtedness that would be senior to the subordinated notes. The indenture governing the subordinated notes also permits unlimited additional borrowings by our bank subsidiary that are effectively senior to the subordinated notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends on our stock or make any payments on junior or other indebtedness.

The Subordinated Notes are Unsecured, Subordinated and have Limited Acceleration Rights.

The subordinated notes will not be secured by our assets or the assets of Associated Bank, N.A. The payment of principal and interest on the subordinated notes will be subordinated at all times, including upon liquidation of the Company, to the prior payment of senior indebtedness and other financial obligations (as defined in the indenture). The holders of our senior notes may declare the senior notes in default and accelerate the due date of those notes. Holders of subordinated notes do not have that right and may accelerate payment of indebtedness only upon our bankruptcy, insolvency, reorganization or an appointment of a receiver. The indenture does not provide for any right of acceleration of the payment of the principal of the subordinated notes upon a default in the payment of principal, premium, if any, or interest or a default in the performance under any covenant or agreement in the subordinated notes or in the indenture. Accordingly, the Trustee and the holders of the subordinated notes will not be entitled to accelerate the maturity of the subordinated notes upon the occurrence of any such event. If a default in the payment of principal, premium, if any, or interest or in the performance of any covenant or agreement in the subordinated notes or indenture occurs, the Trustee may, subject to certain limitations and conditions, seek to enforce payment of such principal, premium, if any, or interest on the subordinated notes, or the performance of such covenant or agreement.

We may Choose to Redeem Certain Subordinated Notes When Prevailing Interest Rates are Relatively Low.

If your subordinated notes are redeemable at our option (as specified in the applicable pricing supplement), we may choose to redeem your subordinated notes from time to time. Prevailing interest rates at the time we redeem your subordinated notes would likely be lower than the rate borne by the subordinated notes. In such a case, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the subordinated notes being redeemed. Our redemption right also may adversely impact your ability to sell your subordinated notes as our redemption date approaches.

Floating Rate Subordinated Notes Bear Additional Risks.

If your subordinated notes bear interest at a floating rate, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rates have been volatile, and volatility in those and other interest rates may be expected in the future.

The Amount of Interest We may Pay on the Subordinated Notes may be Limited by State Law.

New York law governs the subordinated notes. New York usury laws limit the amount of interest that can be charged and paid on loans, including debt securities like the subordinated notes. Under present New York law, the maximum permissible rate of interest is 25% per year on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested. While we believe that a state or federal court sitting outside of New York may give effect to New York law, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We do not intend to claim the benefits of any laws concerning usurious rates of interest.

If You Attempt to Sell the Subordinated Notes Prior to Maturity, the Market Value of the Subordinated Notes, if any, may be Less than the Principal Amount of the Subordinated Notes.

Unlike savings accounts, certificates of deposit and other similar investment products, you do not have a right to redeem the subordinated notes prior to maturity. If you wish to liquidate your investment in the subordinated notes prior to maturity, selling your subordinated notes may be your only option. At that time, there may be a very illiquid market for the subordinated notes or no market at all. Even if you were able to sell your subordinated notes, there are many factors outside of our control that may affect the market value of the subordinated notes, some of these factors, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. Those factors include, without limitation:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the subordinated notes;

•	the time remaining to the maturity of the subordinated notes;

•	the outstanding amount of the subordinated notes;

•	the redemption features of the subordinated notes;

•	market rates of interest higher than rates borne by the subordinated notes;

•	the level, direction and volatility of interest rates generally;

•	the number of holders of the subordinated notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities; and

•	the interest of securities dealers in making a market in the subordinated notes.

There may be a limited number of buyers when you decide to sell your subordinated notes as there is no public market for the securities. This may affect the price you receive for your subordinated notes or your ability to sell your subordinated notes at all.

For indexed subordinated notes that have very specific investment objectives or strategies, the applicable trading market may be more limited, and the price may be more volatile, than for other notes. The trading value of indexed subordinated notes may be adversely affected by the complexity of the formula and volatility of the applicable reference asset, including any dividend rates or yields of other securities, financial instruments or indices that relate to the indexed subordinated notes. Moreover, the trading value of indexed subordinated notes could be adversely affected by changes in the amount of outstanding equity or other securities linked to the applicable reference asset or formula applicable to the indexed subordinated notes.

Changes in our Credit Ratings are Expected to Affect the Value of the Subordinated Notes.

Our credit ratings are an assessment of our ability to pay our obligations. The ratings of our subordinated notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the subordinated notes. However, because your return on the subordinated notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the subordinated notes.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2008, and as adjusted to give effect to the issuance and sale of the full amount of the subordinated notes initially authorized to be issued pursuant to this prospectus supplement. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “WHERE YOU CAN FIND MORE INFORMATION ABOUT US”.

	As of June 30, 2008
	Actual	Adjusted
	(in thousands) (unaudited)

Deposits	$13,378,734	13,378,734
Debt:
Short-term borrowings	4,923,462	4,923,462
Long-term funding	1,436,349	1,536,349

Total debt	6,359,811	6,459,811

Total	19,738,545	19,838,545

Stockholders’ equity	$2,353,882	2,353,882

Total capitalization	$22,092,427	22,192,427

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of consolidated earnings to fixed charges for the six months ended June 30, 2008 and 2007 and each of our last five years:

Six Months Ended June 30,			Year Ended December 31,
2008	2007		2007		2006		2005		2004		2003

1.63x	1.69	x	1.66	x	1.73	x	2.10	x	2.70	x	2.47x

For the purpose of computing the above ratio, “earnings” consists of income before income taxes and fixed charges. “Fixed charges” includes all interest expense on debt and deposits (including the amortization of premiums and discounts) and the portion of rents representative of the interest factor.

USE OF PROCEEDS

We will use the net proceeds from the sale of the subordinated notes for general corporate purposes. General corporate purposes include:

•	our working capital needs;

•	investments in, or extensions of credit to, our banking and nonbanking subsidiaries;

•	the possible acquisitions of other financial institutions or their assets;

•	the possible acquisitions of, or investments in, other businesses of a type we are permitted to acquire under applicable law;

•	the possible reduction of our outstanding indebtedness; and

•	the possible repurchase of our outstanding equity securities.

Until we designate the use of these net proceeds, we will invest them temporarily. From time to time, we may engage in additional capital financings as we determine appropriate based on our needs and prevailing market conditions. These additional capital financings may include the sale of other notes and securities.

DESCRIPTION OF INTERNOTES®

General

We will issue the InterNotes® as a series of debt securities under an indenture between Associated Banc-Corp and The Bank of New York Mellon Trust Company, National Association (as successor to The Bank of New York), as trustee (the “Trustee”). This prospectus supplement briefly summarizes the indenture provisions. If you would like more information concerning these provisions, you should review the indenture that we filed with the SEC. You may also obtain a copy of the indenture without charge by writing to us at Associated Banc-Corp, 1200 Hansen Road, Green Bay, Wisconsin 54304, Attention: Treasurer.

The indenture does not limit the amount of subordinated notes or other debt securities that we may issue. Each offering of subordinated notes may differ as to their terms. Information concerning our outstanding debt is found in the recent filings we have made with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION ABOUT US”.

The subordinated notes will be unsecured, subordinated debt and will rank subordinate to our existing and future senior indebtedness and equally with all of our other existing and future unsecured, subordinated indebtedness. The subordinated notes will be issued in “book-entry” form, represented by a permanent global certificate registered in the name of DTC, or its nominee. We do not intend to issue subordinated notes in individual certificated form registered in the name of each owner.

As discussed below, payment of the principal of the subordinated notes may be accelerated only in the case of our bankruptcy, insolvency, reorganization or an appointment of a receiver. There is no right of acceleration in the event of our default in the performance of any indenture covenant, including the payment of principal or interest on the subordinated notes.

Subordinated notes issued in accordance with this prospectus supplement, the accompanying prospectus and a related pricing supplement will also have the following general characteristics:

•	the subordinated notes may be offered from time to time by us through the purchasing agent and the agents and will mature on any day five years or more from the issue date;

•	each subordinated note will bear interest from the issue date at either a fixed or floating rate of interest;

•	the subordinated notes are not subject to any sinking fund;

•	the minimum denomination of the subordinated notes will be $1,000 and multiples of $1,000 (unless otherwise stated in the applicable pricing supplement); and

•	the subordinated notes will not be listed on any securities exchange (unless otherwise stated in the applicable pricing supplement).

In addition, a pricing supplement relating to the particular subordinated notes being offered will describe specific terms relating to the offering, including:

•	the total principal amount of the subordinated notes offered;

•	the price, which may be expressed as a percentage of the principal amount, at which the subordinated notes will be issued to the public, the purchasing agent’s selling concession and the net proceeds to us;

•	the date on which the subordinated notes will be issued to the public;

•	the maturity date of the subordinated notes;

•	the interest rate or interest rate formula pursuant to which interest is to be paid on the subordinated notes and the dates on which the interest payments will be made;

•	whether the subordinated notes may be redeemed at our option or repaid at the option of the owners prior to the maturity date and the provisions relating to such redemption;

•	any special United States federal income tax implications of the purchase, ownership and disposition of the subordinated notes; and

•	any other terms of the subordinated notes.

Payment of Principal and Interest

Principal of, premium, if any, and interest on the subordinated notes will be paid to owners of a beneficial interest in the subordinated notes in accordance with the arrangements then in place between the paying agent and DTC and its participants as described under “Book-Entry Notes.” Interest on each subordinated note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity or on the date of redemption if a subordinated note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a subordinated note is registered at the close of business on the regular record date before each interest payment date.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the subordinated notes in respect of which such payments are made.

THE SUBORDINATED NOTES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER AND ARE NOT OBLIGATIONS OF ASSOCIATED BANK, N.A.

Interest and Interest Rates

Each subordinated note will begin to accrue interest on its issue date. The applicable pricing supplement will specify a fixed interest rate per annum or interest rate formula. Interest will be payable monthly, quarterly, semi-annually or annually. If the maturity date for any subordinated note is not a business day (as defined below), principal of, premium, if any, and interest on that subordinated note will be paid on the next business day, and no interest will accrue from and after the maturity date.

Interest rates and or interest rate formulas are subject to change by us from time to time, but no such change will affect any subordinated note already issued or as to which an offer to purchase has been accepted by us. Unless otherwise specified in the applicable pricing supplement, the interest rate will be determined in accordance with the applicable provisions below. Except as set forth in the applicable pricing supplement, the interest rate in effect on each day shall be (1) if such day is an interest reset date (as defined below), the interest rate determined as of the interest determination date (as defined below) immediately preceding such interest reset date or (2) if such day is not an interest reset date, the interest rate determined as of the interest determination date immediately preceding the most recent interest reset date.

Each fixed rate subordinated note will bear interest at a fixed rate and each floating rate subordinated note will bear interest at a floating rate determined by reference to an interest rate basis, or base rate, which may be a fixed rate of interest, or two or more base rates, which may be adjusted by a spread and/or spread multiplier (each as defined below). A floating rate subordinated note may also have either or both of the following: (1) a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period; and (2) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period. The applicable pricing supplement will designate one of the following as applicable to each subordinated note: (a) a fixed rate or rates per annum, if the subordinated note is a fixed rate subordinated note, (b) LIBOR (as defined below), in which case such subordinated note will be a LIBOR subordinated note, (c) the Treasury rate (as defined below), in which case such subordinated note will be a Treasury rate subordinated note, (d) the prime rate (as defined below), in which case such subordinated note will be a prime rate subordinated note, (e) the Federal Funds rate (as defined below), in which case such subordinated note will be a Federal Funds rate subordinated note, or (f) such other base rate or formula as is set forth in such pricing supplement. The rate of interest on a subordinated note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, each an interest reset period, on the interest reset dates (as defined below) specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, the interest reset dates will be, in the case of floating rate subordinated notes that reset: (1) daily, each business day; (2) weekly, the Wednesday of each week (with the exception of weekly reset Treasury rate subordinated notes, which will reset the Tuesday of each week); (3) monthly, the third Wednesday of each month, (4) quarterly, the third Wednesday of March, June, September and December of each year, (5) semiannually, the third Wednesday of the two months specified in the applicable pricing supplement; and (6) annually, the third Wednesday of the month specified in the applicable pricing supplement. If any interest reset date for any floating rate subordinated note would otherwise be a day that is not a business day, such interest reset date will be postponed to the next succeeding business day, except that in the case of a LIBOR subordinated note and such business day falls in the next succeeding calendar month, such interest reset date will be the immediately preceding business day.

The interest rate applicable to each interest reset period commencing on the related interest reset date will be the rate determined as of the applicable interest determination date (as defined below) on or prior to the calculation date (as defined below). The interest determination date with respect to the Federal Funds rate and the prime rate will be the business day immediately preceding the applicable interest reset date and the interest determination date with respect to LIBOR will be the second London business day (as defined below) immediately preceding the applicable interest reset date. With respect to the Treasury rate, the interest determination date will be the day in the week in which the applicable interest reset date falls on which day Treasury bills (as defined below) are normally auctioned (Treasury bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable interest reset date, the interest determination date will be such preceding Friday. The interest determination date pertaining to a floating rate subordinated note, the interest rate of which is determined by reference to two or more base rates, will be the most recent business day that is at least two business days prior to the applicable interest reset date for such floating rate subordinated note on which each base rate is determinable. Each base rate will be determined as of such date, and the applicable interest rate will take effect on the applicable interest reset date.

The applicable pricing supplement will specify the base rate or rates and any spread (as defined below) and/or spread multiplier (as defined below), and any ceiling or floor interest rate limitation applicable to each subordinated note. Unless otherwise provided in the applicable pricing supplement, The Bank of New York Mellon Trust Company, National Association will be the calculation agent with respect to the subordinated notes. All determinations made by the calculation agent will be at its sole discretion (except to the extent expressly provided herein that any determination is subject to our approval) and in absence of manifest error, shall be conclusive for all purposes and binding on holders of the subordinated notes and the calculation agent will have no liability therefor.

Unless otherwise specified in the applicable pricing supplement, the calculation date pertaining to any interest determination date will be the earlier of (1) the tenth calendar day after such interest determination date or, if such day is not a business day, the next succeeding business day or (2) the business day preceding the applicable interest payment date or the maturity date or date of redemption if the subordinated notes are redeemed, as the case may be. Upon the request of the holder of any floating rate subordinated note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made on the most recent interest determination date with respect to such floating rate subordinated note.

All percentages resulting from any calculation on floating rate subordinated notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent.

The interest rate on each floating rate subordinated note will be calculated by reference to the specified base rate or rates, in either case, (1) plus or minus the number of basis points, or spread, specified in the applicable pricing supplement as being applicable to the interest rate for such floating rate subordinated notes, and/or (2) multiplied by the percentage, or spread multiplier specified in the applicable pricing supplement as being applicable to the interest rate for such floating rate subordinated notes, which rate will be reset as of each interest reset date specified in the applicable pricing supplement. The applicable pricing supplement will also specify the period to maturity, or index maturity, of the instrument or obligation on which the interest rate for such floating rate subordinated notes is based.

Unless otherwise indicated in the applicable pricing supplement, interest payments will be the amount of interest accrued from, and including, the date of issue, or from, and including, the last date to which interest has been paid, to, but excluding, the interest payment date, the maturity date or the date of redemption, as applicable. Interest on fixed rate subordinated notes will be calculated on the basis of a 360-day year of twelve 30-day months. Interest on floating rate subordinated notes will be calculated by multiplying the face amount of such floating rate subordinated note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day for which accrued interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the case of LIBOR subordinated notes, Federal Funds rate subordinated notes and prime rate subordinated notes, or by the actual number of days in the year, in the case of Treasury rate subordinated notes. The interest factor for subordinated notes whose interest rate is calculated with reference to two or more base rates will be calculated in each period in the same manner as if only one of the applicable base rates applied.

In addition to any ceiling that may apply to any floating rate subordinated note, the interest rate on floating rate subordinated notes will in no event be higher than the maximum rate permitted by applicable law.

Fixed Rate Subordinated Notes

Each fixed rate subordinated note will bear interest at the interest rate specified in such fixed rate subordinated note and in the applicable pricing supplement.

Floating Rate Subordinated Notes

LIBOR Subordinated Notes Each LIBOR subordinated note will bear interest at the interest rate (calculated with reference to LIBOR and any spread or spread multiplier) specified in such LIBOR subordinated note and in the applicable pricing supplement.

Unless otherwise indicated in the applicable pricing supplement, LIBOR will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date for a LIBOR subordinated note, or a LIBOR interest determination date, LIBOR will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity designated in the applicable pricing supplement, commencing on the second London business day immediately following that LIBOR interest determination date, that appears on the designated LIBOR page (as defined below) as of 11:00 A.M., London time, on such LIBOR interest determination date, if at least two such offered rates appear on the designated LIBOR page, except that if the designated LIBOR page by its terms provides only for a single rate, that single rate will be used. The designated LIBOR page means the Reuters screen “LIBOR01” page (or such other page as may replace such page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. deposits). If such rate does not appear on the designated LIBOR page, or the designated LIBOR page is unavailable, then LIBOR, in respect of that LIBOR interest determination date, will be determined as if the parties had specified the rate described in (2) below.

(2) With respect to a LIBOR interest determination date, LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on such LIBOR interest determination date, at which deposits in U.S. dollars having the index maturity specified in the applicable pricing supplement are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (which may include affiliates of the agents), commencing on the second London business day immediately following such LIBOR interest determination date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such LIBOR interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such LIBOR interest determination date will be the arithmetic mean of the rates at approximately 11:00 A.M., New York City time, on such LIBOR interest determination date, quoted by three major banks in The City of New York, selected by the calculation agent (which may include affiliates of the agents), for loans in U.S. dollars to leading European banks having the specified index maturity, commencing on the second London business day immediately following such LIBOR interest determination date and in a principal amount not less than $1,000,000 equal to an amount that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as mentioned in this sentence, LIBOR will be the LIBOR in effect on such LIBOR interest determination date or, if no LIBOR was in effect on such LIBOR interest determination date, the rate of interest payable on the subordinated note will be the initial interest rate specified in the applicable pricing supplement.

Any interest rate on a floating rate subordinated note that the calculation agent is required to calculate by reference to a rate displayed on Reuters or other electronic service may, if such rate is also reported on Bloomberg. L.P. or another recognized electronic source, be calculated by the calculation agent using the report of such rate of such service, unless the calculation agent has actual knowledge that such report is inaccurate.

Treasury Rate Subordinated Notes. Each Treasury rate subordinated note will bear interest at the interest rate (calculated with reference to the Treasury rate and any spread and/or spread multiplier) specified in such Treasury rate subordinated note and in the applicable pricing supplement.

Unless otherwise indicated in the pricing supplement, the Treasury rate will be, with respect to any interest determination date relating to a Treasury rate subordinated note, or a Treasury rate interest determination date, (1) the rate from the auction held on the applicable interest determination date of direct obligations of the United States, or Treasury bills, having the index maturity specified in the applicable pricing supplement under the caption “INVEST RATE” on the display on Reuters (or any successor service) on page USAUCTION 10 (or any other page as may replace this page on that service) or page USAUCTION 11 (or any other page which replaces this page on that service) or, if not so displayed, on the Bloomberg service (or any successor service) on page AUCK 18 (or any other page as may replace the specified page on such service or, (2) if the rate in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date pertaining to such Treasury rate interest determination date, the bond equivalent yield (as defined below) of the rate for the applicable Treasury bills as published in the H.15 Daily Update (as defined below), or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High,” or (3) if the rate in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the bond equivalent yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury, or (4) in the event that the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the auction is not held, the bond equivalent yield of the rate on the applicable interest determination date of Treasury bills having the index maturity specified in the applicable pricing supplement published in H.15(519) (as defined below) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable interest determination date of the applicable Treasury bills as published in the H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable interest determination date, of three primary

United States government securities dealers, which may include the purchasing agent, the agents or their affiliates, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement, or (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable interest determination date or, if no Treasury rate was in effect on such Treasury rate interest determination date, the rate of interest payable on the subordinated note will be the initial interest rate specified in the applicable pricing supplement.

H.15(519) refers to “Statistical Release H.15(519), Selected Interest Rates,” as published by the Board of Governors of the Federal Reserve System. The H.15 Daily Update is the daily update of H.15(519), available through the Internet site of the Board of Governors of The Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

The bond equivalent yield is a yield calculated in accordance with the following formula and expressed as a percentage:

D × N	×	100

(360 − D × M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Prime Rate Subordinated Notes. Each prime rate subordinated note will bear interest at the interest rate (calculated with reference to the prime rate and any spread and/or spread multiplier) specified in the applicable pricing supplement.

Unless otherwise indicated in the pricing supplement, the prime rate will be, with respect to any interest determination date relating to a prime rate subordinated note, or a prime rate interest determination date, the rate published in H.15(519), or any successor publication, for that day under the heading “Bank Prime Loan”. If on the calculation date pertaining to such prime rate interest determination date such rate is not published in H.15(519), or any successor publication, the rate for that prime rate interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen USPRIME 1 (as defined below) as such bank’s prime rate or base lending rate as in effect for that prime rate interest determination date. If fewer than four (4) such rates appear on the Reuters Screen USPRIME 1 for that prime rate interest determination date, the prime rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in a year divided by 360 for that prime rate interest determination date by three (3) major money center banks in New York City selected by the calculation agent; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting as described above, the prime rate in effect for the applicable interest reset period will be the prime rate in effect on such prime rate interest determination date or, if no prime rate was in effect on such prime rate interest determination date, the rate of interest payable on the subordinated note will be the initial interest rate specified in the applicable pricing supplement. Reuters Screen USPRIME 1 is the display designated as page “USPRIME 1” on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Federal Funds Rate Subordinated Notes. Each Federal Funds rate subordinated note will bear interest at the interest rate (calculated with reference to the Federal Funds rate and any spread and/or spread multiplier) specified in the applicable pricing supplement.

Unless otherwise indicated in the pricing supplement, the Federal Funds rate will be, with respect to any interest determination date relating to a Federal Funds rate subordinated note, or a Federal Funds rate interest determination date, the rate of interest for Federal Funds as published in H.15(519) under the heading “Federal Funds (Effective)” as this rate is displayed on Reuters (or any successor service) on page FEDFUNDS 1 (or any other page as may replace this page on that service), or if not so published by 3:00 P.M., New York City time, on the calculation date pertaining to such Federal Funds interest determination date, the Federal Funds rate will be the rate on such Federal Funds rate interest determination date for Federal Funds published in H.15 Daily Update, or other electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective).” If such rate is not published in either the H.15(519) or H.15 Daily Update (or such other electronic source) on such calculation date, the Federal Funds rate will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in New York City selected by the calculation agent prior to 9:00 A.M., New York City time, on such Federal Funds interest determination date; provided, however, that if the brokers selected as aforesaid by the calculation agent are not quoting as described above, the Federal Funds rate in effect for the applicable interest reset period will be the Federal Funds rate in effect on such Federal Funds interest determination date or, if no Federal Funds rate was in effect on such Federal Funds rate interest determination date, the rate of interest payable on the subordinated note will be the initial interest rate specified in the applicable pricing supplement.

Payment of Interest

Interest on the fixed rate subordinated notes will be paid as follows (unless otherwise stated in the applicable pricing supplement):

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the subordinated note was issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the subordinated note was issued.

Semi-annual	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the subordinated note was issued.

Annual	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the subordinated note was issued.

Except as provided below or in the applicable pricing supplement, interest will be payable on floating rate subordinated notes on their interest payment date, which in the case of floating rate subordinated notes that reset: (1) daily, weekly or monthly, will be the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement; (2) quarterly, will be the third Wednesday of March, June, September and December of each year, (3) semiannually, will be the third Wednesday of the two months of each year specified in the applicable pricing supplement; and (4) annually, will be the third Wednesday of the month of each year specified in the applicable pricing supplement, and, in each case, on the maturity date or date of redemption, if applicable. If an interest payment date specified in the applicable pricing supplement with respect to any subordinated note would otherwise fall on a day that is not a business day, (1) with respect to a fixed rate subordinated note, interest with respect to such subordinated note will be paid on the next succeeding business day with the same force and effect as if paid on the due date, and no additional interest will be payable as a result of such delayed payment, and (2) with respect to a floating rate subordinated note, such interest payment date will be postponed to the next succeeding business day with respect to such subordinated note, except that in the case of a LIBOR subordinated note, if such day falls in the next calendar month, such interest payment date will be the immediately preceding day that is a business day with respect to such LIBOR subordinated note.

Unless otherwise specified in the applicable pricing supplement, the regular record date for any interest payment date with respect to a fixed rate subordinated note is the first day of the calendar month in which the interest payment date occurs, except that the regular record date for the final interest payment date is the final interest payment date. Unless otherwise specified in the applicable pricing supplement, the regular record date with respect to a floating rate subordinated note is the 15th calendar day (whether or not a business day) immediately preceding the related interest payment date.

Interest on a subordinated note will be payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date.

Unless the applicable pricing supplement states otherwise, a business day is any weekday that is (1) not a legal holiday in New York, New York or Chicago, Illinois, (2) not a day on which banking institutions in either of those cities are authorized or required by law or regulation to be closed and (3) with respect to LIBOR subordinated notes, a London business day. A London business day is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Redemption

Unless we otherwise provide in the applicable pricing supplement, the subordinated notes are not redeemable prior to the maturity date.

If the pricing supplement states that the subordinated notes are redeemable at our option prior to their maturity date, then, we may redeem any of those subordinated notes either in whole or from time to time in part, upon not less than 30 nor more than 60 days notice to DTC as the holder of the subordinated notes on such date or dates specified in the supplement.

The actual redemption normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption price will equal 100% of the principal amount of the subordinated note plus accrued interest to, but excluding, the date or dates of redemption.

We may at any time purchase subordinated notes at any price or prices in the open market or otherwise. If we purchase the subordinated notes in this manner, we have the discretion to either hold, resell or surrender the subordinated notes to the Trustee for cancellation.

Book-Entry Notes

All of the subordinated notes we offer will be issued only in book-entry form. This means that we will not issue actual subordinated notes or certificates. Instead, we will issue global subordinated notes in registered form, each of which is held through DTC, as depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the subordinated notes. Each subordinated note represents a beneficial interest in a global note.

Beneficial interests in a global note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a subordinated note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the subordinated notes will be accomplished by making entries on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of these subordinated notes will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued.

So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be the sole holder of the subordinated notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, the beneficial owners of the subordinated notes are not entitled to receive physical delivery of certificated subordinated notes and will not be considered the holders for any purpose under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a subordinated note under the indenture. The laws of some jurisdictions require that certain purchasers of subordinated notes take physical delivery of such subordinated notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the subordinated notes.

Each global note representing subordinated notes will be exchangeable for certificated subordinated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the global subordinated notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case, we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the global subordinated notes shall be exchangeable for certificated subordinated notes or (3) an event of default has occurred and is continuing with respect to the subordinated notes under the indenture. Upon any such exchange, the certificated subordinated notes shall be registered in the names of the beneficial owners of the global subordinated notes representing the subordinated notes.

The following is based on information furnished by DTC:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depositary Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC are also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Purchases of the subordinated notes under the DTC system must be made by or through direct participants, which will receive a credit for the subordinated notes on DTC’s records. The beneficial interest of each actual purchaser of each subordinated note is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the subordinated notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interest in subordinated notes, except in the event that use of the book-entry system for the subordinated notes is discontinued.

To facilitate subsequent transfers, all subordinated notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the subordinated notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the subordinated notes; DTC’s records reflect only the identity of the direct participants to whose accounts such subordinated notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the subordinated notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the subordinated notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the subordinated notes may wish to ascertain that the nominee holding the subordinated notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Neither DTC nor Cede & Co. will consent or vote with respect to the subordinated notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the regular record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the subordinated notes are credited on the regular record date (identified in a listing attached to the omnibus proxy).

We will pay principal and any premium or interest payments on the subordinated notes in immediately available funds directly to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

We will send any redemption notices to Cede & Co. If less than all of the subordinated notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

DTC may discontinue providing its services as securities depository for the subordinated notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated subordinated notes.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Defeasance

If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest and any premium due to the maturity date or a redemption date for particular subordinated notes, we will not have any further obligations with respect to those subordinated notes; provided, however, that we may not make any such deposit or be discharged from any such obligation unless we have delivered to the Trustee an opinion of counsel acceptable to the Trustee stating that (1) we have received from, or there has been published by, the United States Internal Revenue Service, a ruling, or (2) since the date of this prospectus supplement, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the subordinated notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and the discharge to be effected with respect to the subordinated notes and will be subject to U.S. federal income tax on the same amount, in the same manner, and at the same times as would have been the case if no such deposit, defeasance or discharge had occurred. If such a deposit occurs, holders of subordinated notes would be able to look only to the trust funds for payment of principal, premium, if any, and interest on the subordinated notes. If this happens, the holders of the subordinated notes will not be entitled to the benefits of the indenture except for registration of transfer and exchange of subordinated notes.

Under U.S. federal income tax law as of the date of this prospectus supplement, a discharge of our obligations related to the subordinated notes may cause holders to be treated as if they had exchanged the subordinated notes. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the subordinated notes and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be included without the discharge. Prospective investors are urged to consult their own tax advisors as to the consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Subordination

The subordinated notes will be subordinated in right of payment to our senior indebtedness and, under certain circumstances described below, to all other financial obligations. The subordinated notes will also be structurally subordinated to all of the existing and future liabilities of each of our subsidiaries. The indenture generally defines “senior indebtedness” as the principal of (and premium, if any) and interest on (a) all indebtedness of the company (including indebtedness of others guaranteed by the company), other than the subordinated notes, which is (i) for money borrowed or (ii) evidenced by a subordinated note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, and (b) amendments, renewals, extensions, modifications or refundings of any such indebtedness, unless in any case in the instrument creating or evidencing any such indebtedness or pursuant to which the same is outstanding it is provided that such indebtedness is not superior in right of payment to the subordinated notes or is to rank pari passu with or subordinate to the subordinated notes. The indenture defines “other financial obligations” to mean all obligations of the company to make payment pursuant to the terms of financial instruments such as (i) securities contracts and foreign currency exchange contracts, (ii) derivative instruments, such as swap agreements (including interest rate and currency and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts and commodity options contracts and (iii) financial instruments similar to those set forth in (i) or (ii) above; provided, however, that other financial obligations shall not include (A) obligations on account of senior indebtedness and (B) obligations on account of indebtedness for money borrowed ranking pari passu with or subordinate to the subordinated notes. We will not be able to make any principal, premium or interest payments on the subordinated notes if there is a default or event of default on any senior indebtedness that is not remedied. In connection with a distribution of our assets to creditors pursuant to a dissolution, winding up, liquidation or reorganization:

•	any principal, premium, interest or other amounts owing to holders of our senior indebtedness will be paid to those holders before any holders of subordinated notes will be paid; and

•	if, after we have made those payments on the senior indebtedness, there are amounts available for payment on the subordinated notes and creditors who hold other financial obligations have not received their full payment, then we will first use amounts available for payment on the subordinated notes to pay in full all other financial obligations before we may make any payment on the subordinated notes.

In addition, if we repay any principal on any subordinated note before the applicable maturity or redemption date to the holder of a subordinated note or the Trustee, the holders of our senior indebtedness will have first rights to such amounts. Until all senior indebtedness is repaid in full, the holders of subordinated notes will be subject to the rights of the holders of senior indebtedness to receive payments or distributions of our assets.

Modification of the Indenture

Under the indenture our rights and obligations and the rights of the holders of any subordinated notes may be changed. Any change relating to the rights of the holders of any subordinated notes requires the consent of a majority (by principal amount) of the holders of the outstanding series of subordinated notes to be affected, voting as one class. However, changes can be made without the consent of the holders if the changes do not adversely affect the interests of the holders in any material respect. No changes to the timing of when payments are due, terms of payment of principal or interest, or reducing the percentage required for changes is effective against any holder without its consent.

Consolidation, Merger or Sale

Under the indenture, we are permitted to consolidate or merge with another company. We are also permitted to transfer or lease all or substantially all of our assets. However, we may not merge or consolidate with any corporation or transfer or lease substantially all of our assets as an entirety unless:

•	we are the surviving corporation or the successor corporation is a United States company that expressly assumes the obligation to make all required payments on the subordinated notes and to perform and observe all the covenants of the indenture binding on us; and

•	immediately after the transaction, we, or the successor corporation, are not in default in the performance of a covenant in the indenture.

Event of Default

“Event of Default” means any of the following:

•	default in the payment of interest on the subordinated notes and continuance of that default for 30 days;

•	default in the payment of principal of, or premium, if any, on, the subordinated notes at maturity;

•	default in the deposit of any sinking fund payment and continuance of that default for 5 days;

•	failure by us for 60 days after notice to perform any of the other covenants or warranties in the indenture;

•	specified events of bankruptcy, insolvency, or reorganization of the company; and

•	any other event of default specified in the Indenture with respect to the subordinated notes.

An event of default for a particular series of our debt securities does not necessarily mean that an event of default has occurred for the subordinated notes. Payment of principal of the subordinated notes can be accelerated only in the event of our bankruptcy, insolvency, reorganization or an appointment of a receiver. There will be no right of acceleration of the payment of principal of the subordinated notes upon a default in the payment of principal or interest on the subordinated notes or in the performance of any of our covenants or agreements contained in the subordinated notes or in the indenture. In the event of a default in the payment of interest or principal or in the performance of any covenant or agreement in the subordinated notes or the indenture, the Trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

Subject to the provisions of the indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of a series of subordinated notes may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such series of subordinated notes.

Concerning the Trustee

We maintain a banking relationship with The Bank of New York Mellon Trust Company, National Association or affiliates thereof. The Bank of New York Mellon Trust Company, National Association or affiliates thereof also act as trustee under other indentures of Associated Banc-Corp under which subordinated unsecured debt securities of Associated Banc-Corp have been issued, and may have other financial relations with us and other corporations affiliated with us.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the subordinated notes by purchasers of the subordinated notes who are U.S. holders or non-U.S. holders (each as defined below), and hold the subordinated notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the tax code. This discussion does not address all of the tax considerations that may be relevant to prospective purchasers in light of their particular circumstances or to persons subject to special rules under U.S. federal tax laws, such as banks, certain financial institutions, insurance companies, dealers in securities, tax-exempt entities, partnerships, persons who hold the subordinated notes as part of a “straddle,” “hedging,” “conversion” or other integrated transaction, persons who mark their securities to market for U.S. federal income tax purposes or persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address the application, or the potential application, of the alternative minimum tax. Except where specifically noted, this discussion only applies to original purchasers of subordinated notes.

This discussion is based on the tax code, the Treasury regulations promulgated thereunder and administrative and judicial pronouncements, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

As used herein, the term U.S. holder means a beneficial owner of a subordinated note who or which is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate or trust treated as a United States person under section 7701(a)(30) of the tax code.

As used herein, the term non-U.S. holder means a beneficial owner of a subordinated note who or which is not a U.S. holder.

If a partnership holds a subordinated note, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A holder of a subordinated note that is a partnership, and each of its partners, should consult its own tax advisor.

PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SUBORDINATED NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

The applicable pricing supplement will disclose any special tax considerations that are relevant to a subordinated note, including the special tax considerations that are relevant to a subordinated note subject to the “contingent payment debt instrument” rules, the “variable rate debt instrument” rules, or the rules that apply to debt instruments that are denominated in, or have payments that are referenced to the value of, a currency other than the U.S. dollar.

U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences that apply to U.S. holders.

Interest

It is not anticipated that subordinated notes will be issued with original issue discount, or OID, for U.S. federal income tax purposes, and the remainder of this discussion assumes that the subordinated notes will not be issued with OID for U.S. federal income tax purposes.

Interest on the subordinated notes will be taxed to a U.S. holder as ordinary interest income at the time it accrues or is received, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

If a U.S. holder purchases a subordinated note for an amount (disregarding any portion of such amount that is attributable to accrued but unpaid interest on the subordinated note) that is less than the principal amount of the subordinated note, such holder will be considered to have purchased such subordinated note with “market discount,” unless the discount was a de minimus amount. For this purpose, a de minimus amount shall mean an amount that is less than 0.25% of the principal amount of the subordinated note multiplied by the number of remaining whole years to maturity. Any gain realized by a U.S. holder on the sale, exchange or redemption (or upon repayment of the principal amount) of a subordinated note having market discount generally will be treated as ordinary interest income to the extent of the market discount that accrued on the subordinated note during such holder’s holding period. In addition, a U.S. holder may be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the subordinated note until the maturity of the subordinated note or certain earlier dispositions. In general, market discount is treated as accruing ratably over the term of the subordinated note unless an irrevocable election is made to accrue that market discount under a constant yield method.

A U.S. holder may make an election to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis) as ordinary interest income, in lieu of treating a portion of any gain realized on a sale, exchange or redemption of the subordinated notes as ordinary interest income. If an election is made to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If a U.S. holder makes such an election, it will apply to all market discount debt instruments acquired by such holder on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the United States Internal Revenue Service, or IRS.

Bond Premium

If a U.S. holder purchases a subordinated note for an amount (disregarding any portion of such amount that is attributable to accrued but unpaid interest on the subordinated note) that is greater than the principal amount of the subordinated note, such holder will be considered to have purchased such subordinated note with “amortizable bond premium” equal in amount to such excess. A U.S. holder may elect (in accordance with applicable tax code provisions) to amortize such premium over the remaining term of the subordinated note (where such subordinated note is not redeemable prior to its maturity date), based on the U.S. holder’s yield to maturity with respect to the subordinated note.

A U.S. holder generally may use the amortizable bond premium allocable to an accrual period to offset interest required to be included in the U.S. holder’s income with respect to the subordinated note in that accrual period. If the amortizable bond premium allocable to an accrual period exceeds the amount of interest allocable to such accrual period, such excess would be allowed as a deduction for such accrual period, but only to the extent of the U.S. holder’s prior interest inclusions on the subordinated note that have not been offset previously by amortized bond premium. Any excess is generally carried forward and allocable to the next accrual period.

If such subordinated note may be redeemed by us prior to its maturity date, the amount of amortizable bond premium is determined with reference to either the amount payable on maturity or, if it results in a smaller amortizable bond premium, the amount payable on the earlier redemption date. A U.S. holder who elects to amortize bond premium must reduce his tax basis in the subordinated note as described under “Sale, Exchange, Retirement or Other Disposition of Subordinated Notes” below. An election to amortize bond premium applies to all taxable debt obligations held by the U.S. holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS.

Election to Treat all Interest as OID

A U.S. holder may elect to include in gross income its entire return on a subordinated note (i.e., in general, the excess of all payments to be received on the subordinated note over the amount paid for the subordinated note by such holder) in accordance with a constant yield method based on the compounding of interest. Such an election for a subordinated note with amortizable bond premium will result in a deemed election to amortize bond premium for all of the U.S. holder’s debt instruments with amortizable bond premium held by the U.S. holder at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS. Similarly, such an election for a subordinated note with market discount will result in a deemed election to accrue market discount in income currently for such subordinated note and for all other debt instruments acquired by the U.S. holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the consent of the IRS.

Sale, Exchange, Retirement or Other Disposition of Subordinated Notes

In general, a U.S. holder of a subordinated note will have a tax basis in such subordinated note equal to the cost of the subordinated note to such U.S. holder, increased by any amount included in income by such U.S. holder as OID (and accrued market discount, if any, if the U.S. holder has included such market discount in income) and reduced by any principal payments and by any amortized bond premium with respect to such subordinated note. Upon a sale, exchange, retirement or other disposition of a subordinated note, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition (less any accrued but unpaid interest, which will constitute ordinary income if not previously included in income) and the U.S. holder’s tax basis in such subordinated note. Except as described above with respect to market discount, such gain or loss will be long-term capital gain or loss if the U.S. holder held the subordinated note for more than one year at the time of disposition. A U.S. holder that is an individual may be entitled to preferential tax rates on long-term capital gains recognized with respect to a subordinated note; however, the ability of a U.S. holder to deduct capital losses is limited.

If a U.S. holder disposes of only a portion of a subordinated note pursuant to a redemption, such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original subordinated note being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the U.S. holder’s adjusted tax basis and the accrued but unpaid OID, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to interest (including OID) and principal payments made to, and to the proceeds of sales by, certain non-corporate U.S. holders. A U.S. holder not otherwise exempt from backup withholding generally can avoid backup withholding by providing a properly-executed IRS Form W-9 (or successor form). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the beneficial owner’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences that apply to non-U.S. holders.

Payments of principal and interest on a subordinated note made to a non-U.S. holder, will be exempt from U.S. federal income and withholding tax provided that:

(i) such non-U.S. holder does not own, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

(ii) the non-U.S. holder certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

(iii) such payments are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States (and in the case of an applicable tax treaty, are not attributable to a United States permanent establishment of the non-U.S. holder); and

(iv) the interest is not considered contingent interest under section 871(h)(4)(A) of the tax code.

Gain realized on the sale, exchange or redemption of a subordinated note will not be subject to U.S. federal income or withholding tax, unless:

(i) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of such sale, exchange or redemption, and certain other conditions are met; or

(ii) the gain is effectively connected with the non-U.S. holder’s trade or business in the United States (and in the case of an applicable tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder).

If a non-U.S. holder is engaged in a trade or business in the United States, and if interest on a subordinated note, or the gain realized on the sale, exchange or redemption of a subordinated note, is effectively connected with the conduct of such trade or business (and in the case of an applicable tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder), the non-U.S. holder, although exempt from withholding tax, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the subordinated note in the same manner as if it were a U.S. holder. In lieu of the certificate described above, such a non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

In general, a non-U.S. holder will not be subject to information reporting or backup withholding tax with respect to payments made by us on the notes if the non-U.S. holder has provided us with an IRS Form W-8BEN (or successor form) or other applicable IRS form with respect to such payments. However, we and other payors are required to report payments of interest on the subordinated notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, no backup withholding or information reporting will generally be required with respect to the proceeds from a sale or other disposition of the subordinated notes made within the United States or through certain United States financial intermediaries if the payor receives such a form or the non-U.S. holder otherwise establishes an exemption.

ERISA CONSIDERATIONS

The discussion herein of ERISA is general in nature and is not intended to be all-inclusive. Any fiduciary of an ERISA plan, governmental plan or church plan considering an investment in the subordinated notes should consult with its legal advisors regarding the consequences of such investment.

General

A fiduciary of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the subordinated notes. Such fiduciary should consider whether the investment satisfies ERISA’s diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan. In addition, ERISA and the tax code prohibit a wide range of prohibited transactions involving the assets of a plan subject to ERISA or the assets of an individual retirement account or plan subject to section 4975 of the tax code or any entity in which such plan invests whose assets are deemed plan assets under ERISA, referred to as an ERISA plan, and persons who have certain specified relationships to the ERISA plan (“parties in interest,” within the meaning of ERISA, and “disqualified person,” within the meaning of the tax code). Such transactions may require “correction” and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes.

Governmental plans and certain church plans (each as defined under ERISA) are not subject to ERISA’s fiduciary duty and prohibited transaction rules. Such plans may, however, be subject to federal, state or local laws or regulations that may affect their investment in the subordinated notes. Any fiduciary of such a governmental or church plan considering an investment in the subordinated notes should determine the effect of such laws or regulations on a purchase of subordinated notes by such plan.

Prohibited Transactions

We may be a party in interest or disqualified person with respect to an ERISA plan investing in the subordinated notes. Therefore, such investment by an ERISA plan may give rise to a prohibited transaction in the form of a sale of property by us to the investing ERISA plan or an extension of credit by the investing ERISA plan to us. Consequently, before investing in the subordinated notes, any person who is, or who is acquiring such securities for, or on behalf of, an ERISA plan should determine either that we are not a party in interest or disqualified person with respect to the ERISA plan or that a statutory or an administrative exemption from the prohibited transaction rules discussed below or otherwise available is applicable to such investment in the subordinated notes or that such investment in, or acquisition of, such securities will not result in a prohibited transaction.

The statutory or administrative prohibited transaction class exemptions, each a PTCE, from the prohibited transaction rules under ERISA and the tax code that may be available to an ERISA plan that is investing in the subordinated notes, include the following ERISA investor exemptions:

•	PTCE 90-1, regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•	PTCE 96-23, regarding transactions effected by in-house managers;

•	PTCE 95-60, regarding investments by insurance company general accounts; and

•	ERISA Section 408(b)(17) and tax code section 4975 (d)(20) regarding certain transactions between an ERISA plan and a party in interest or disqualified person which is a service provider to the ERISA plan or related to such service provider

The acquisition of subordinated notes by any person or entity who is, or who in acquiring such subordinated notes is using the assets of, an ERISA plan will be deemed to constitute a representation by such person or entity to us either that we are not a disqualified person or party in interest with respect to the ERISA plan or that such person or entity is eligible for exemptive relief available pursuant to either the ERISA investor exemptions or another applicable exemption with respect to the acquisition and holding of such subordinated notes.

PLAN OF DISTRIBUTION

Initial Offering and Sale

Under the terms of a Selling Agent Agreement, the subordinated notes are offered from time to time by us to the purchasing agent for subsequent resale to the agents and other dealers. The purchasing agent and the agents are parties to that agreement. The subordinated notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the purchasing agent. The agents have agreed to use their reasonable best efforts to solicit offers from investors to purchase the subordinated notes. We also may appoint additional agents to solicit offers to purchase the subordinated notes. Any solicitation and sale of the subordinated notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. We will pay the purchasing agent a gross selling concession to be divided among the purchasing agent and the other agents as they agree. The concession is payable to the purchasing agent in the form of a discount ranging from 1.000% to 3.150% of the non-discounted price for each subordinated note sold. The purchasing agent also may sell subordinated notes to dealers at a discount not in excess of the concession it received from us.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase subordinated notes as principal for its own account from the purchasing agent. Unless otherwise set forth in the applicable pricing supplement, these subordinated notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of subordinated notes to be resold by an agent to investors, the public offering price (in the case of subordinated notes to be resold at a fixed public offering price), concession and any discount may be changed.

We have the sole right to accept offers to purchase subordinated notes and may reject any proposed offer to purchase subordinated notes in whole or in part. The purchasing agent and each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase subordinated notes in whole or in part. We reserve the right to withdraw, cancel, or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the subordinated notes, at any time prior to our acceptance of an offer to purchase.

The purchasing agent and each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We have agreed to indemnify the purchasing agent and each of the agents against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to reimburse the purchasing agent and the agents for certain expenses.

No subordinated note will have an established trading market when issued. Unless otherwise specified in the applicable pricing supplement, we do not intend to apply for the listing of the subordinated notes on any securities exchange, but we have been advised by the agents that the agents may purchase and sell subordinated notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the subordinated notes, and they may discontinue making a market at any time without notice. Neither the agents nor we can provide any assurance regarding the liquidity of any trading market for any subordinated notes. All secondary trading in the subordinated notes will settle in immediately available funds.

In connection with certain offerings of subordinated notes, the rules of the SEC permit the purchasing agent to engage in transactions that may stabilize the price of the subordinated notes. The purchasing agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the purchasing agent of a greater amount of subordinated notes than the amount the purchasing agent has agreed to purchase in connection with an offering of subordinated notes. Stabilizing transactions consist of certain bids or purchases made by the purchasing agent to prevent or retard a decline in the price of the subordinated notes while an offering of subordinated notes is in process. In general, these purchases or bids for the subordinated notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the subordinated notes to be higher than it might otherwise be in the absence of those purchases or bids. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any subordinated notes. In addition, the purchasing agent is not required to engage in these activities and may end any of these activities at any time.

The agents, dealers or their affiliates to or through which we may sell subordinated notes, may engage in transactions with and perform services for us in the ordinary course of business.

LEGAL OPINIONS

Katten Muchin Rosenman LLP, Chicago, Illinois will issue a legal opinion concerning the legality of the subordinated notes. Certain legal matters will be passed upon for the purchasing agent and the agents by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Associated Banc-Corp as of December 31, 2007 and 2006 and for the three-year period ended December 31, 2007, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus supplement and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any such reports, statements or other information at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
1-800-732-0330

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.

Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

We have filed a Registration Statement on Form S-3 to register with the Securities and Exchange Commission the subordinated notes. This prospectus supplement is a part of that registration statement. This prospectus supplement does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. For further information about us and the securities, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The information that we incorporate by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission. The documents contain important information about us and our financial condition.

Our SEC Filings (File Nos. 0-5519 and
001-31343)	Period or Filing Date

Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2008 Quarter ended June 30, 2008
Current Reports on Form 8-K	Filed on January 23, 2008, April 23, 2008 and April 24, 2008

We also incorporate by reference additional documents that we will file with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document. Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Documents which we incorporate by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus supplement. You may also obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone from us at the following address:

Associated Banc-Corp
Attention: Corporate Secretary
1200 Hansen Road
Green Bay, Wisconsin 54304
(920) 491-7000

$500,000,000
DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
UNITS
      WE WILL PROVIDE SPECIFIC TERMS OF THE ABOVE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.
      THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.
      THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This prospectus is dated May 10, 2001

SUMMARY
      This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About Associated Banc-Corp” in this prospectus for information about our company and our financial statements.
Associated Banc-Corp
      We are a registered corporation incorporated in Wisconsin which commenced operations in 1969 with the acquisition of three banks. At December 31, 2000, we owned nine commercial banks located in Illinois, Minnesota, and Wisconsin; we were the third largest commercial bank holding company headquartered in Wisconsin, measured by total assets; and we also owned 31 non-banking subsidiaries located in Arizona, California, Illinois, Nevada and Wisconsin.
The Securities We May Offer
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time up to $500,000,000 of any combination of the following securities, either separately or in units:

•	debt securities;

•	preferred stock;

•	depositary shares;

•	common stock; and

•	warrants.
      This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities being offered. The prospectus supplement may also add to, update, or change information contained in this prospectus.
Debt Securities
      We may offer our unsecured general obligations by use of this prospectus, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “senior indebtedness” (which is described below and which includes the senior debt securities). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to “other financial obligations.” For the definitions of senior indebtedness and other financial obligations, see “Description of Debt Securities — Subordinated Debt Securities — Subordination” below.
      The senior debt securities will be issued under an indenture between us and The Bank of New York, as trustee. The subordinated debt securities will be issued under an indenture between us and The Bank of New York, as trustee. We encourage you to read the indentures, which are exhibits to the registration statement, and our recent periodic and current reports filed with the SEC. Information about where to obtain copies of these documents are provided under the caption “Where You Can Find More Information About Associated Banc-Corp” in this prospectus.

      We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of our debt securities will generally have a junior position to claims of creditors of our subsidiaries except to the extent that Associated Banc-Corp may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than Associated Banc-Corp include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.
Preferred Stock and Depositary Shares
      We may issue our preferred stock, par value $1.00 per share, in one or more series. We will determine the dividend, voting, conversion, and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue shares of preferred stock that will be represented by depositary shares and depositary receipts.
Common Stock
      We may issue our common stock, par value $0.01 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.
Warrants
      We may issue warrants for the purchase of debt securities, preferred stock, or common stock, known as securities warrants. We may issue warrants independently or together with other securities.
Units
      We may issue securities as part of a unit consisting of any combination of the securities described in this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
      Our consolidated ratios of earnings to fixed charges are as follows for the periods shown:

	Year Ended December 31,

	2000	1999	1998	1997	1996

Earnings to Fixed Charges:
Excluding Interest on Deposits	2.36x	3.23x	4.47x	2.54x	3.92x
Including Interest on Deposits	1.42x	1.56x	1.56x	1.28x	1.44x
      For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. We did not have any shares of preferred stock outstanding during the periods shown above.

WHERE YOU CAN FIND MORE INFORMATION ABOUT
ASSOCIATED BANC-CORP
      We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.
      The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2000; and

•	the description of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Associated Banc-Corp
1200 Hansen Road
Green Bay, WI 54304
920-491-7000
Attention: Jon Drayna
      You should rely only on the information provided or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

ASSOCIATED BANC-CORP
      We are a registered bank holding company incorporated in Wisconsin which commenced operations in 1969 with the acquisition of three banks. At December 31, 2000, we owned nine commercial banks located in Illinois, Minnesota and Wisconsin; we were the third largest commercial bank holding company headquartered in Wisconsin, measured by total assets; and we also owned 31 non-banking subsidiaries located in Arizona, California, Illinois, Nevada, and Wisconsin.
      Effective in the second quarter of 2001, we will merge all of the Wisconsin bank affiliates into a single national banking charter, headquartered in Green Bay, Wisconsin, under the name Associated Bank, National Association. Certain subsidiaries will also merge with and into the resultant bank, becoming departments of the Wisconsin national bank. At the completion of the foregoing mergers, we will have four commercial bank affiliates and 20 subsidiaries.
      Through our affiliates, we provide a complete range of banking services to individuals and businesses. These services include checking, savings, and money market deposit accounts; business, personal, educational, residential and commercial mortgage loans; and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated Teller Machines are installed in many locations in the affiliates’ service areas. The affiliates are members of an interstate shared ATM network. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, cash management services and transfer/ collection facilities.
      We provide advice and specialized services to our affiliates in banking policy and operations, including auditing, data processing, marketing/ advertising, investing, legal/ compliance, personnel services, trust services, risk management, facilities management, security, purchasing, treasury, finance, accounting and other financial services functionally related to banking. The boards of directors and officers of each of our affiliates retain responsibility for the management of those affiliates. We render our services to the affiliates in order to assist their local management and to expand the scope of services offered by them. At December 31, 2000, our bank affiliates provided services through 214 locations in 149 communities.
Advisory Services
      Our trust company subsidiary and investment management subsidiary offer a wide variety of fiduciary, investment management, advisory, and corporate agency services to individuals, corporations, charitable trusts, foundations, and institutional investors. They also administer pension, profit sharing and other employee benefit plans, and personal trusts and estates.
Investment Services
      Our investment subsidiaries provide discount and full-service brokerage services, including the sale of fixed and variable annuities, mutual funds, and securities to the affiliates’ customers and the general public. Seven investment subsidiaries located in Nevada hold, manage, and trade cash, stocks, and securities transferred from the affiliates and reinvest investment income. Three additional investment subsidiaries formed in Nevada and headquartered and domiciled in the Cayman Islands provide investment services for their parent bank, as well as providing management of their respective Real Estate Investment Trust subsidiaries.
Insurance, Leasing and Appraisal Services
      Our insurance subsidiaries provide commercial and individual insurance services and engage in reinsurance. Various life, property, casualty, credit and mortgage insurance products are available to the affiliates’ customers and the general public. A leasing subsidiary provides lease financing for a variety of capital equipment for commerce and industry. An appraisal subsidiary provides real estate appraisals for customers, government agencies, and the general public.

Mortgage Banking and other Lending Services
      Our mortgage banking subsidiaries are involved in the origination, servicing and warehousing of mortgage loans, and the sale of such loans to investors. Our primary focus is on commercial and one- to four-family residential and multi-family properties, which are generally saleable into the secondary mortgage market. The principal mortgage lending areas of these subsidiaries are Wisconsin and Illinois. We sell nearly all of our long-term, fixed-rate real estate mortgage loans in the secondary market and to other financial institutions, with our subsidiaries retaining the servicing of those loans.
      Our affiliates and subsidiaries also originate and/or service consumer loans, business credit card loans and student loans. The credit card base and resulting loans are principally centered in the Midwest, whereas the other lending activities are primarily conducted in Wisconsin and Illinois. We entered into an agreement in April 2000 with Citibank USA (“Citi”) for the acquisition of our retail credit card portfolio. That agreement, along with a five-year agency agreement entered into contemporaneously with Citi, provides for agent fees and other income on new and existing credit card business.
USE OF PROCEEDS
      Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, the financing of possible acquisitions, or business expansion. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES
General
      We have described below certain general terms that may apply to the debt securities issued pursuant to this prospectus. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.
      The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under a senior indenture dated as of between us and The Bank of New York, as trustee, and we will issue the subordinated debt securities under a subordinated indenture dated as of between us and The Bank of New York, as trustee. The following summary of certain provisions of the indentures for the senior debt securities and the subordinated debt securities is not complete. You should refer to the indentures, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.
      Neither of the indentures limits the amount of debt securities that we may issue. We also have the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all “senior indebtedness” (as defined below under “Subordinated Debt Securities — Subordination”). In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all “other financial obligations” (as defined below under “Subordinated Debt Securities — Subordination”).
      We are a bank holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that Associated Banc-Corp may be recognized, and receive payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than Associated Banc-Corp include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper, and other short-term borrowings.
      We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to a particular series of debt securities being offered the particular amounts, prices, and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•	the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•	if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium, and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any events of default applicable to the debt securities (if not described in this prospectus); and

•	any other specific terms of the debt securities.
      We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting, or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting, or other information relating to those debt securities. Persons considering the purchase, ownership, or disposition of original issue discount debt securities or other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, should consult their own tax advisors concerning the United States federal income tax consequences to them from the purchase, ownership, or disposition of those securities in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.
      Unless otherwise specified in the prospectus supplement, we will issue the debt securities only in fully registered form without coupons. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.
      Unless otherwise specified in the prospectus supplement, we will pay principal, premium, if any, and interest, if any, on the debt securities at the corporate trust office of the trustee in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on debt securities, we may require the holder to certify information to Associated Banc-Corp. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments, or governmental charges from the payment.
      Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization, or similar restructuring of Associated Banc-Corp.
      The debt securities may be offered together with warrants to purchase additional debt securities, warrants to purchase shares of common stock or warrants to purchase shares of preferred stock. We may also issue debt securities exchangeable for or convertible into other series of our debt securities. The prospectus supplement will describe the specific terms of any of those warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange, or conversion of those securities. See “Description of Securities Warrants” below.
Senior Debt Securities
      The senior debt securities will be direct, unsecured general obligations of Associated Banc-Corp, will constitute senior indebtedness of Associated Banc-Corp, and will have the same rank as our other senior indebtedness. For a definition of “senior indebtedness,” see “Subordinated Debt Securities — Subordination” below.
      Limitation on Disposition of Stock of Principal Subsidiary Banks. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any of our wholly-owned subsidiaries will dispose of any shares of voting stock of our principal subsidiary banks, or any securities convertible into, or options, warrants, or rights to purchase, shares of voting stock of our principal subsidiary banks, except to Associated Banc-Corp or another of our wholly-owned subsidiaries. In addition, the covenant provides that neither we nor any of our wholly-owned subsidiaries will permit any of our principal subsidiary banks to issue any shares of its voting stock (other than directors’ qualifying shares), or securities convertible into, or options, warrants, or rights to purchase, shares of its voting stock.
      The above covenant is subject to our rights in connection with a consolidation or merger of Associated Banc-Corp with or into another person or a sale of our assets. The covenant also will not apply if:

(1) (a) the disposition in question is made for fair market value, as determined by the board of directors of Associated Banc-Corp; and (b) after giving effect to the disposition, we and any one or more of our wholly-owned subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the principal subsidiary bank in question or any successor to that principal subsidiary bank, free and clear of any security interest; or

(2) the disposition in question is made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction.
      The above covenant also does not restrict any of our principal bank subsidiaries from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) Associated Banc-Corp, or its successor, and any one or more of our wholly owned subsidiaries own at least 80% of the voting stock of the resulting bank, and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, under the senior indenture shall have happened and be continuing.
      The senior indenture defines the term “principal subsidiary bank” to mean any of our subsidiaries which is a commercial bank and which has total assets equal to 30 percent or more of the total consolidated assets of Associated Banc-Corp as of the date of our most recent audited consolidated financial statements. At present, none of our subsidiary banks constitute principal subsidiary banks under this definition. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent any of our principal subsidiary banks from engaging in a sale of assets to the extent otherwise permitted by the senior indenture.
      Events of Default. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

(1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

(3) default in the deposit of any sinking fund payment applicable to any senior debt security of that series and continuance of that default for 5 days;

(4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

(5) specified events of bankruptcy, insolvency, or reorganization of Associated Banc-Corp; and

(6) any other event of default specified with respect to senior debt securities of that series.
      If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy, insolvency or reorganization. Subject to certain conditions, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration.
      We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.
      Subject to the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture.
      The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.
      Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

•	covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of these covenants.
      To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) or, with respect to senior debt securities denominated in a foreign currency, foreign government obligations (as defined below) which, through the payment of principal and interest in accordance with their terms, will provide sufficient money, without reinvestment, to repay in full those senior debt securities.
      As used in the senior indenture, “U.S. government obligations” are:

(1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that is guaranteed as a full faith and credit obligation of the United States and that is not redeemable by the issuer; and

(2) certain depositary receipts with respect to an obligation referred to in clause (1).
      As used in the senior indenture, “foreign government obligations” are direct obligations of a foreign government or governments or of an agency or instrumentality of such foreign government or governments, in either case that is guaranteed as a full faith and credit obligation of such foreign government or governments and that is not redeemable by the issuer.
      As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.
      If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.
      Modification and Waiver. The senior indenture provides that we, together with the trustee, may enter into supplemental indentures without the consent of the holders of senior debt securities to:

•	evidence the assumption by another person of our obligations;

•	add covenants for the benefit of the holders of all or any series of senior debt securities;

•	add any additional events of default;

•	add to or change the senior indenture to permit or facilitate the issuance of debt securities in bearer form;

•	add to, change or eliminate a provision of the senior indenture if such addition, change or elimination does not apply to a senior debt security created prior to the execution of such supplemental indenture or modify the rights of a holder of any senior debt security with such provision;

•	secure any senior debt security;

•	establish the form or terms of senior debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee; or

•	cure any ambiguity or correct any inconsistency in the senior indenture or make other changes, provided that any such action does not adversely affect the interests of the holders of senior debt securities of any affected series in any material respect;
      Other amendments and modifications of the senior indenture may be made with the consent of the holders of not less than a majority of the aggregate principal amount of each series of the outstanding senior debt securities affected by the amendment or modification. However, no modification or amendment may, without the consent of the holder of each outstanding senior debt security affected:

•	change the stated maturity of the principal of or any installment of principal or interest, if any, on any such senior debt security;

•	reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such senior debt security or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of (or premium if any) or the interest, if any, on such senior debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such senior debt security;

•	reduce the percentage of holders of senior debt securities necessary to modify or amend the senior indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding securities necessary to waive compliance with certain provisions of the senior indenture or for waiver of certain defaults.
      The holders of at least a majority of the aggregate principal amount of the outstanding securities of any series may, on behalf of all holders of that series, waive our required compliance with certain restrictive provisions of the senior indenture and may waive any past default under the senior indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants.

      Consolidation, Merger, and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Associated Banc-Corp, provided that:

(1) the successor is a person organized under U.S. law;

(2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) other specified conditions are met.
Subordinated Debt Securities
      The subordinated debt securities will be direct, unsecured general obligations of Associated Banc-Corp. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, or reorganization, to all other financial obligations. The subordinated indenture does not limit the amount of debt, including senior indebtedness, or other financial obligations we may incur.
      Unless otherwise specified in the applicable prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy or reorganization. See “Subordinated Debt Securities — Defaults and Waivers” below.
      The holders of subordinated debt securities of a series that are specified to be convertible into our common stock or other securities will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock or such other securities, at the conversion price, at the times, and on the terms set forth in the prospectus supplement.
      If so specified in the applicable prospectus supplement, the holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock, or other capital securities of Associated Banc-Corp acceptable to the Board of Governors of the Federal Reserve System, which is our primary federal banking regulator. The terms of any such exchange and of the capital securities that will be issued upon the exchange will be described in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.
      Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness and, under certain circumstances described below, to all other financial obligations.
      As used in this prospectus, “senior indebtedness” means the principal of, premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed, or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee). However, senior indebtedness does not include indebtedness that is stated in its terms not to be superior to or to have the same rank as the subordinated debt securities.
      The subordinated indenture defines “other financial obligations” to mean all indebtedness of Associated Banc-Corp for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts, and similar arrangements, except obligations that constitute senior indebtedness and except obligations that are expressly stated in their terms to have the same rank as or not to rank senior to the subordinated debt securities.

      If the maturity of any subordinated debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated securities.
      No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:

•	a default in the payment of principal of (or premium, if any) or interest on senior indebtedness, or

•	an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof;
or if any judicial proceeding shall be pending with respect to any such default.
      In addition, upon our dissolution, winding-up, liquidation, or reorganization:

•	we must pay to the holders of senior indebtedness the full amounts of principal of, premium, if any, and interest, if any, on the senior indebtedness before any payment or distribution is made on the subordinated debt securities, and

•	if, after we have made those payments on the senior indebtedness, there are amounts available for payment on the subordinated debt securities and creditors who hold other financial obligations have not received their full payments, then we will first use amounts available for payment on the subordinated debt securities to pay in full all other financial obligations before we may make any payment on the subordinated debt securities.
      No Limitation on Disposition of Voting Stock of Principal Subsidiary Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of our subsidiary banks, or securities convertible into, or options, warrants, or rights to purchase shares of, voting stock of our subsidiary banks. The subordinated indenture also does not prohibit our subsidiary banks from issuing any shares of their voting stock or securities convertible into, or options, warrants, or rights to purchase shares of their voting stock.
      Events of Default. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as any one of the following events:
      (1) default in the payment of interest on any subordinated debt security of that series and continuance of that default for 30 days;
      (2) default in the payment of principal of, or premium, if any, on, any subordinated debt security of that series at maturity;
      (3) default in the deposit of any sinking fund payment applicable to any subordinated debt security of that series and continuance of that default for 5 days;
      (4) failure by us for 60 days after notice to perform any of the other covenants or warranties in the subordinated indenture applicable to that series;
      (5) specified events of bankruptcy, insolvency, or reorganization of Associated Banc-Corp; and
      (6) any other event of default specified with respect to subordinated debt securities of that series.
      Upon the occurrence of specified events of bankruptcy, insolvency, or reorganization, the principal amount (or, if the subordinated debt securities of that series are original issue discount subordinated debt securities, a specified portion of the principal amount) of the outstanding subordinated debt securities of a series will become due and payable immediately. Subject to certain conditions, the holders of a majority in principal amount of the outstanding subordinated debt securities of that series may annul the acceleration. The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default continues to exist so long as the subordinated debt securities of that series have not been exchanged or converted.
      Unless otherwise provided in the terms of a series of subordinated debt securities, there is no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any capital securities in exchange for subordinated debt securities) or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.
      Subject to the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series.
      The subordinated indenture includes a covenant requiring us to file annually with the trustee a certificate of no default or specifying any default that exists.
      Defeasance and Covenant Defeasance. The subordinated indenture contains a provision that, if made applicable to any series of subordinated debt securities, permits us to elect defeasance and/or covenant defeasance under the same terms described above in “Senior Debt Securities — Defeasance and Covenant Defeasance.”
      Modification and Waiver. The subordinated indenture contains provisions providing for the amendment or modification of the subordinated indenture and waiver of compliance with certain provisions or past defaults under the same terms described above in “Senior Debt Securities-Modification and Waiver”. Additionally, no modification or amendment to the subordinated indenture may, without the consent of the holder of each outstanding subordinated debt security affected:

•	modify the subordination provisions of the subordinated debt securities of any series in a manner adverse to the holders of the subordinated debt securities; or

•	adversely affect the right to convert any subordinated debt security.
      Consolidation, Merger, and Sale of Assets. We may, without the consent of the holders of any subordinated debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into Associated Banc-Corp under the same terms described above in “Senior Debt Securities — Consolidation, Merger, and Sale of Assets.”
Information Concerning the Trustee
      Associated Banc-Corp and some of our subsidiaries maintain deposits and conduct other banking transactions with the trustee under each of the senior indenture and the subordinated indenture in the ordinary course of business.
Governing Law
      The senior indenture, the subordinated indenture, the senior debt securities, and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

Permanent Global Debt Securities
      We may issue series of the debt securities as permanent global debt securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary.
      Each permanent global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, permanent global debt securities are not exchangeable for definitive, certificated debt securities.
      Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a permanent global debt security. DTC will maintain records reflecting ownership of beneficial interests by DTC participants in the permanent global debt securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the permanent global debt securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the debt securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a permanent global debt security.
      DTC has advised us that upon the issuance of a permanent global debt security and the deposit of that permanent global debt security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that permanent global debt security to the accounts of DTC participants.
      We will make payment of principal of, and interest on, debt securities represented by a permanent global debt security to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a permanent global debt security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global debt security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a permanent global debt security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.
      Neither Associated Banc-Corp, the trustee, nor any of our other agents will have any responsibility or liability for any aspect of the records of DTC, any nominee, or any DTC participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.
      A permanent global debt security is exchangeable for definitive debt securities registered in the name of a person other than DTC or its nominee only if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for that permanent global debt security or DTC ceases to be registered under the Securities Exchange Act of 1934;

(2) we determine in our discretion that the permanent global debt security will be exchangeable for definitive debt securities in registered form; or

(3) there has occurred and is continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities of any series and holders of not less than a majority in principal amount of the debt securities of such series request definitive debt securities.
      Any permanent global debt security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated debt securities in registered form, of like tenor, and of an equal aggregate principal amount as the permanent global debt security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the definitive debt securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the permanent global debt security. We will make payment of any principal and interest on the definitive debt securities and will register transfers and exchanges of those definitive debt securities at the corporate trust office of the respective transfer agent and registrar in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the debt securities.
      Except as provided above, as an owner of a beneficial interest in a permanent global debt security, you will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered a holder of debt securities for any purpose under either of the indentures. No permanent global debt security will be exchangeable except for another permanent global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the permanent global debt security or the senior indenture or subordinated indenture, as the case may be.
      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global debt security desires to take any action that a holder is entitled to take under the debt securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.
      DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of DTC participants and to facilitate the clearance and settlement of securities transactions among DTC participants in those securities through electronic book-entry changes in accounts of the DTC participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of DTC participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.
      If specified in a prospectus supplement to this prospectus with respect to a particular series, investors may elect to hold interests in a particular series of debt securities outside the United States through Clearstream Banking, societe anonyme (“Clearstream”) or the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.
      Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations and may include the underwriters for a particular offering of debt securities. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.
      Distributions with respect to permanent global debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
      Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). The Euroclear Operator conducts all Euroclear operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.
      The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters for a particular offering of debt securities. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
      Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator holds all securities in Euroclear on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
      Distributions with respect to permanent global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Global Clearance and Settlement Procedures
      Unless otherwise specified in a prospectus supplement with respect to a particular series of permanent global debt securities, initial settlement for permanent global debt securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules and accordingly secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.
      If the prospectus supplement specifies that interests in the permanent global debt securities may be held through Clearstream or Euroclear, Clearstream and/or Euroclear participants will conduct secondary market trading with other Clearstream and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Then secondary market trades will settle using the procedures applicable to conventional eurobonds in immediately available funds.
      Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in permanent global debt securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.
      Because of time-zone differences, credits of interests in permanent global debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in permanent global debt securities settled during that processing will be reported to the relevant Euroclear or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in permanent global debt securities by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
      Although DTC, Clearstream, and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in permanent global debt securities among DTC participants, Clearstream, and Euroclear, they are under no obligation to perform those procedures, and those procedures may be discontinued at any time.

DESCRIPTION OF PREFERRED STOCK
General
      Under our articles of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 750,000 shares of preferred stock, $1.00 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions of each series. We may amend our articles of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our articles of incorporation and the Wisconsin Business Corporation Law.
      Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over Associated Banc-Corp, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.
      We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund, and other rights and restrictions applicable to that series of preferred stock.
      If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our articles of incorporation and to our articles of amendment relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our articles of incorporation is filed as an exhibit to the registration statement. We will file the certificate of designations with the SEC promptly after the offering of the applicable series of preferred stock.
      The preferred stock will, when issued, be fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(6) of the Wisconsin Business Corporation Law for unpaid obligations to employees for services rendered to us. Unless otherwise specified in the applicable prospectus supplement, in the event we liquidate, dissolve, or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as each other series of preferred stock we may offer in the future by use of this prospectus and will rank senior as to dividends and distributions to all classes of common stock. The preferred stock will have no preemptive rights.

Dividend Rights
      If you purchase preferred stock being offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as, and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under “Depositary Shares”) on record dates determined by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.
      We may not declare or pay any dividend on any series of preferred stock, unless, for the dividend period commencing after the immediately preceding dividend payment date, we have previously declared and paid or we contemporaneously declare and pay full dividends, including cumulative dividends still owing, if any, on any other series of preferred stock that ranks equally with or senior to that series of preferred stock. If we do not pay the dividends on those equally and senior ranking series in full, we may only declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other equally or senior ranking series of preferred stock will bear to each other the same ratio that accrued dividends per share on that series of preferred stock and those other series bear to each other. In addition, generally, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock, we may not declare or pay dividends on our common stock and generally we may not redeem or purchase any common stock. We will not pay interest or any sum of money in lieu of interest on any dividend payment or payments that may be in arrears on any series of preferred stock being offered.
      For each dividend period of preferred stock being offered by use of this prospectus and an applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.
Rights Upon Liquidation
      In the event we liquidate, dissolve, or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock being offered by us and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock being offered by this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation, or winding-up of our business or affairs.
Redemption
      The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates, the redemption prices for that series, and whether those redemption prices will be paid in cash, stock, or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.
      If we are redeeming fewer than all the outstanding shares of any series of preferred stock being offered, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption, and all rights of the holders of those shares, except the right to receive the redemption price, will cease.
      In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock being offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.
Conversion Rights
      The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock. As described under ‘— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.
Voting Rights
      Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock being offered will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Depositary Shares,” if we use this prospectus to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock being offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.
Depositary Shares
      General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the prospectus supplement.
      The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and any prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion, and liquidation rights.

      The depositary shares offered by use of this prospectus and any prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares, and the depositary receipts is not complete. We will file the forms of the deposit agreement and depositary receipts with the SEC promptly after the offering of the depositary shares.
      Dividends and Other Distributions. For any series of preferred stock that is represented by depositary shares, the depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.
      If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.
      Redemption of Depositary Shares. For any series of preferred stock that is represented by depositary shares, whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata or by any other equitable method as determined by the depositary.
      Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.
      Voting the Preferred Stock. For any series of preferred stock that is represented by depositary shares, upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary make a reasonable attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.
      Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and any prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution, or winding up and the preferred stock has been distributed to the holders of depositary receipts.

      Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and any prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.
      Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and any prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by delivering a notice to the depositary of our intention to do so. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.
      Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.
      Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent and on documents we believe to be genuine.
Permanent Global Preferred Securities
      We may issue certain series of the preferred stock or depositary shares as permanent global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which DTC acts as the depositary.
      Each permanent global preferred security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, permanent global preferred securities are not exchangeable for definitive, certificated preferred stock or depositary receipts.
      Only DTC participants or persons that may hold interests through DTC participants may own beneficial interests in a permanent global preferred security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the permanent global preferred securities and transfers of those interests. DTC participants will maintain records evidencing ownership of beneficial interests in the permanent global preferred securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a permanent global preferred security. If you purchase an interest in a permanent global preferred security, you will not receive written confirmation from DTC of your purchase, but we do expect you to receive written confirmations providing details of the transaction, as well as periodic statements of your holdings, from the DTC participants through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair your ability to transfer beneficial interests in a permanent global preferred security.

      DTC has advised us that upon the issuance of a permanent global preferred security and the deposit of that permanent global preferred security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective number of shares represented by that permanent global preferred security to the accounts of DTC participants.
      We will make payments on preferred stock and depositary shares represented by a permanent global preferred security to DTC or its nominee, as the case may be, as the registered owner and holder of the permanent global preferred security representing the preferred stock or depositary shares. DTC has advised us that upon receipt of any payment on a permanent global preferred security, DTC will immediately credit accounts of DTC participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that permanent global preferred security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a permanent global preferred security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.
      Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a permanent global preferred security, or for maintaining, supervising, or reviewing any of the records of DTC, any nominee, or any DTC participant relating to those beneficial interests.
      A permanent global preferred security is exchangeable for definitive, certificated preferred stock or depositary receipts, as the case may be, registered in the name of a person other than DTC or its nominee, only if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for the permanent global preferred security or DTC ceases to be registered under the Securities Exchange Act of 1934; or

(2) We determine in our discretion that the permanent global preferred security will be exchangeable for certificated preferred stock or depositary receipts, as the case may be.
      Any permanent global preferred security that is exchangeable in accordance with the preceding sentence will be exchangeable in whole for definitive, certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in that permanent global preferred security.
      Except as provided above, as an owner of a beneficial interest in a permanent global preferred security, you will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holder of preferred stock or depositary shares, as the case may be. No permanent global preferred security will be exchangeable except for another permanent global preferred security to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.
      We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global preferred security desires to take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to take, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DESCRIPTION OF COMMON STOCK
      As of the date of this prospectus, we are authorized to issue up to 100,000,000 shares of common stock. As of December 31, 2000, we had 66,116,209 shares of common stock issued (including 285,948 shares held in treasury) and had reserved approximately 3,253,120 shares of common stock for issuance under various employee or director incentive, compensation, and option plans.
      The following summary is not complete. You should refer to the applicable provisions of our articles of incorporation and to the Wisconsin Business Corporation Law for a complete statement of the terms and rights of our common stock.
      Dividends. Holders of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.
      Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under their respective certificates of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.
      Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.
      Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid obligations to employees for services rendered to us. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. First Chicago Trust Company, a division of Equiserv is the transfer agent, registrar and dividend disbursement agent for our common stock.
DESCRIPTION OF SECURITIES WARRANTS
      We may issue securities warrants for the purchase of debt securities, preferred stock, or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock, or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. We will file that securities warrant agreement, together with the form of securities warrants, with the SEC promptly after the offering of the specific securities warrants.
      Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised.

      Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.
DESCRIPTION OF UNITS
      We may issue securities as part of a unit consisting of any combination of the securities described in this prospectus. The terms of a series of units may be described in a unit agreement between us and a bank or trust corporation, as unit agent. The applicable prospectus supplement will describe the specific terms of any units.

PLAN OF DISTRIBUTION
      We may sell the debt securities, preferred stock, depositary shares, common stock, or securities warrants being offered by use of this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.
      We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.
      If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.
      If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.
      We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.
      Underwriters, dealers, or agents participating in a distribution of securities by use of this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.
      Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.
      We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.
      Underwriters, dealers, agents, or their affiliates may be customers of, engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.
      We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.
      We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions, and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.
EXPERTS
      The consolidated financial statements of Associated Banc-Corp as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
LEGAL OPINIONS
      Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C., will provide an opinion for us regarding the validity of the offered securities and Simpson Thacher & Bartlett, New York, New York will provide such an opinion for the underwriters or agents, if any, for a particular offering. Simpson Thacher & Bartlett may rely, as to matters of Wisconsin law, on the opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. and Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C. may rely, as to matters of New York law, on the opinion of Simpson Thacher & Bartlett.